EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated April 28, 2005 except for Note 2, for which date is April 5, 2006, for the year ended December 31, 2004 for Allegro Biodiesel Corporation (formerly known as Diametrics Medical, Inc.) and to reference to our Firm under the caption “Experts” in the Prospectus.

/s/    VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota

December 8, 2006